Exhibit 11

                        STATEMENT RE: PER SHARE EARNINGS


                                                 Year Ended December 31
                                            1996          1995          1994
                                        ----------------------------------------
Net income (loss)                       $ 1,278,000   $   259,000   ($1,089,000)
Less:  Preferred stock dividend              (9,000)       (9,000)       (9,000)
                                        -----------   -----------   -----------

                                        $ 1,269,000   $   250,000   ($1,098,000)
                                        ===========   ===========   ===========


PRIMARY EARNINGS PER SHARE

Average shares outstanding                2,584,155     2,100,900     2,083,092
Net effect of dilutive stock options-
  based on the treasury stock method
  using average market price                 32,340        13,957            --
                                        -----------   -----------   -----------

Total                                     2,616,495     2,114,857     2,083,092
                                        ===========   ===========   ===========


Net income (loss)                             $0.49         $0.12        ($0.53)
                                              =====         =====         =====


FULLY DILUTED EARNINGS PER SHARE (a)

Average shares outstanding                2,584,155     2,100,900     2,083,092
Net effect of dilutive stock options-
  based on the treasury stock method
  using the year-end market price, if
  higher than average market price           37,834        27,452            --
Increase in common stock based on
  the assumption that the preferred
  shares were converted as of the
  beginning of the year                      70,380        70,380        70,380
                                        -----------   -----------   -----------

Total                                     2,692,369     2,198,732     2,153,472
                                        ===========   ===========   ===========


Net income (loss)                             $0.47         $0.12        ($0.51)
                                              =====         =====         =====


(a) This calculation is presented in accordance with Regulation S-K although the resultant effect of the assumed conversion of preferred stock shares is antidilutive. Therefore, amounts computed under Regulation S-K differ from that which is required for financial reporting under Accounting Principles Board Opinion No. 15.

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